SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 15


  Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or
     Suspension of Duty to File Reports Under Sections 13 and
          15(d) of the Securities Exchange Act of 1934.

                                Commission File Number  0-8403
                                                        _______

                  Laurentian Capital Corporation
_________________________________________________________________
      (Exact name of registrant as specified in its charter)


                      250 East Fifth Street
                      Cincinnati, Ohio 45202
                          (513) 333-5515
_________________________________________________________________
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, $.05 par value
_________________________________________________________________
     (Title of each class of securities covered by this Form)



                               None
_________________________________________________________________
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date:

                                1
                    __________________________

     Pursuant to the requirements of the Securities Exchange Act of 1934, Laurentian Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: January 5, 1996        BY: /s/ Mark F. Muething
                                 _____________________________
                                   Mark F. Muething
                                   Senior Vice President